Exhibit 99.1
A. H. Belo Corporation
FOR IMMEDIATE RELEASE
Tuesday, February 17, 2009
7:00 A.M. CST
NEWSPAPER PUBLISHER A. H. BELO CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS
     DALLAS – Newspaper publisher A. H. Belo Corporation (NYSE: AHC) reported fourth quarter and full year 2008 revenues of $160.0 million and $637.3 million, respectively, and net losses per share of ($1.62) and ($3.04) for the fourth quarter and full year 2008 respectively. The fourth quarter results include a charge of $1.5 million or $0.05 per share related to a reduction-in-force; $14.1 million or $0.48 per share in non-cash goodwill impairment at The Press-Enterprise; and $14.0 million or $0.47 per share in non-cash future pension obligations. Additionally, full year results include charges of $11.1 million or $0.37 per share for the Company’s voluntary severance program in the third quarter, and $4.5 million or $0.15 per share related to the impairment of a 26-year-old printing press. The voluntary severance program and reduction-in-force are part of the Company’s ongoing expense reduction initiatives.
     The Company generated $5.9 million and $6.1 million in consolidated EBITDA for the fourth quarter and full year 2008, respectively, excluding the $14.0 million non-cash pension obligation. The aggregate newspaper EBITDA margin excluding all special charges mentioned above was 13 percent in the fourth quarter and 10 percent for the full year. EBITDA margins in the fourth quarter and for the full year 2008 were highest at The Providence Journal, followed by The Dallas Morning News.
     The Company’s borrowings of $10 million as of December 31, 2008 were unchanged from the third quarter, when the bank line was first utilized to fund costs associated with the voluntary severance program. The Company announced on January 30, 2009 that it amended its credit facility to become a $50 million asset-based revolving credit facility secured by all personal property assets of the Company and its subsidiaries and certain specified real property.
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A. H. Belo Fourth Quarter and Full Year Financial Results
February 17, 2009
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     Robert W. Decherd, chairman, president and Chief Executive Officer, said, “A. H. Belo and all advertising-based businesses faced an unexpectedly difficult business environment in 2008. By realigning our expense structure to meet rapidly changing revenue conditions, A. H. Belo was able to stabilize EBITDA. The combined efforts of our corporate management team, operating company leadership, and every A. H. Belo employee enabled the Company to reduce on-going cash operating expenses by $45 million in 2008 versus 2007, despite significant increases in newsprint prices. While the challenges facing the newspaper industry are well chronicled, we believe that A. H. Belo’s distinguishing characteristics, which we have described in the months before and since the spin-off, are significant attributes as the Company moves forward.”
Fourth Quarter Highlights
     Total revenue decreased 15 percent in the fourth quarter versus the prior year.
     Advertising revenue, including print and Internet revenue, was down 22 percent, driven primarily by declines in classified revenue at The Dallas Morning News. AHC’s Internet revenues accounted for 6.9 percent of total revenues in the quarter. Internet revenues were $11.1 million, 16 percent below the same period last year.
     The Company continues its ongoing efforts to focus on quality and value-added circulation for its advertisers. In the fourth quarter, circulation revenue rose 12 percent primarily due to increased prices for The Dallas Morning News.
     Despite the $1.5 million cost of the reduction-in-force and the one-time $14.0 million non-cash pension obligation, AHC’s total consolidated operating expenses in the fourth quarter were $167.5 million or 0.7 percent less than the same period last year. This decrease was driven by declines in direct compensation and outside services. Newsprint expense increased slightly in the fourth quarter.
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A. H. Belo Fourth Quarter and Full Year Financial Results
February 17, 2009
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Full Year Highlights
     Total revenue declined 14 percent for the full year 2008 versus the prior year.
     Advertising revenue, including print and Internet revenue, decreased 19 percent, driven primarily by declines in classified revenue at The Dallas Morning News. AHC’s Internet revenues accounted for 7.4 percent of total revenues for the year. Internet revenues were $47 million, 12 percent below the prior year.
     In 2008, the Company focused on strengthening the brand equity of its print and online publications and driving quality circulation Company-wide. AHC’s circulation revenue increased 9.5 percent versus the prior year.
     For the full year, expense reduction initiatives resulted in a 2.7 percent or $18 million decrease in A. H. Belo’s operating expenses, despite $12.6 million in voluntary severance and reduction-in-force costs and $14.0 million for the pension charge. Expenses at the operating unit level declined $6.9 million or 1.1 percent in 2008 versus the prior year in spite of these charges. Even though newsprint prices increased during 2008, newsprint expense declined 7.1 percent primarily as a result of reductions in page volume.
     AHC’s voluntary severance program and reduction-in-force in 2008 will result in annualized savings of approximately $29 million. As of December 31, 2008, A. H. Belo had approximately 2,950 full-time and 400 part-time employees.
Corporate & Non-Operating Company Results
     Corporate and non-operating expenses declined by $4.3 million and $11 million, respectively, for the fourth quarter and full year 2008 versus the prior year, primarily due to a decline in outside services. 2007 corporate and non-operating expenses are based on
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A. H. Belo Fourth Quarter and Full Year Financial Results
February 17, 2009
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an estimate of allocated amounts since AHC did not become a separate public company until February 8, 2008 when it was spun off from Belo Corp. AHC’s 2007 historical financial information reflects allocations for services historically provided by Belo Corp., and these allocated costs may be different from the actual costs AHC will incur for these services in the future as a separate public company, including with respect to actual services provided to AHC by Belo Corp. under a services agreement and other agreements. In some instances, the costs incurred for these services as a separate public company may be higher than the share of total Belo Corp. expenses allocated to AHC historically.
Non-GAAP Financial Measures
     Reconciliations of consolidated and newspaper EBITDA to net loss are included as exhibits to this release.
Financial Results Conference Call
     AHC will conduct a conference call today at 12:30 p.m. CST to discuss financial and strategic results. The conference call will be available via Webcast by accessing the Company’s Web site (www.ahbelo.com/invest) or by dialing 1-877-777-1973 (USA) or 612-338-9017 (International). A replay line will be available at 800-475-6701 (USA) or 320-365-3844 (International) from 3:00 p.m. CST on February 17 until 11:59 p.m. CST on February 24, 2009. The access code for the replay is 982075.
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A. H. Belo Fourth Quarter and Full Year Financial Results
February 17, 2009
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About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC) headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Maribel Correa, director/Investor Relations, at 214-977-2702.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates, and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and other public disclosures and filings with the Securities and Exchange Commission, including the Company’s information statement on Form 10 dated January 31, 2008.

A. H. Belo Corporation
Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands, except per share amounts	2008	2007	2008	2007

	(unaudited)	(unaudited)	(unaudited)
Net operating revenues
Advertising	$119,862	$153,175	$484,437	$600,335
Circulation	32,438	28,914	123,381	112,635
Other	7,739	6,650	29,496	25,698

Total net operating revenues	160,039	188,739	637,314	738,668

Operating Costs and Expenses
Salaries, wages and employee benefits	77,374	76,999	298,283	297,630
Other production, distribution and operating costs	65,741	66,919	248,423	259,231
Newsprint, ink and other supplies	24,379	24,789	94,609	102,501
Impairment on printing press	—	—	4,535	—
Goodwill impairment	14,145	344,424	14,145	344,424
Depreciation	11,363	11,961	46,777	45,815
Amortization	1,625	1,625	6,500	6,499

Total operating costs and expenses	194,627	526,717	713,272	1,056,100

Loss from operations	(34,588)	(337,978)	(75,958)	(317,432)

Other income and expense
Interest expense	(745)	(8,287)	(4,028)	(34,834)
Other (expense) income, net	(629)	455	608	3,767

Total other expense	(1,374)	(7,832)	(3,420)	(31,067)

Earnings
Loss before income taxes	(35,962)	(345,810)	(79,378)	(348,499)
Income tax benefit	(2,832)	(2,175)	(17,075)	(1,487)

Net Loss	$(33,130)	$(343,635)	$(62,303)	$(347,012)

Net loss per share
Basic and Diluted	$(1.62)	$(16.80)	$(3.04)	$(16.97)

Average shares outstanding
Basic and Diluted	20,479	20,452	20,478	20,452

Cash dividends declared per share	$—	$—	$0.625	$—

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	December 31,	December 31,
In thousands	2008	2007

	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$9,934	$6,874
Accounts receivable, net	77,383	90,792
Other current assets	37,403	24,353

Total current assets	124,720	122,019

Property, plant and equipment, net	263,743	307,788
Intangible assets, net	139,449	160,093
Other assets	29,768	29,810

Total assets	$557,680	$619,710

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long term debt	$10,000	$—
Accounts payable	32,950	25,384
Accrued expenses	42,834	32,550
Other current liabilities	29,358	62,468

Total current liabilities	115,142	120,402

Long-term debt	—	378,916
Deferred income taxes	6,620	19,189
Other liabilities	27,264	14,263
Total shareholders’ equity	408,654	86,940

Total liabilities and shareholders’ equity	$557,680	$619,710

A. H. Belo Corporation
Consolidated EBITDA

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands (unaudited)	2008	2007	2008	2007
Consolidated EBITDA (1)	$(8,084)	$20,487	$(7,928)	$83,073
Goodwill impairment	(14,145)	(344,424)	(14,145)	(344,424)
Depreciation and Amortization	(12,988)	(13,586)	(53,277)	(52,314)
Interest Expense	(745)	(8,287)	(4,028)	(34,834)
Income Tax Benefit	2,832	2,175	17,075	1,487

Net Loss	$(33,130)	$(343,635)	$(62,303)	$(347,012)

A. H. Belo Corporation
Newspaper EBITDA

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands (unaudited)	2008	2007	2008	2007
Newspaper EBITDA (1)	$6,197	$37,980	$36,864	$135,855
Corporate & Non-Operating Company Expenses	(13,652)	(17,948)	(45,400)	(56,549)
Other (expense) income, net	(629)	455	608	3,767
Goodwill impairment	(14,145)	(344,424)	(14,145)	(344,424)
Depreciation and Amortization	(12,988)	(13,586)	(53,277)	(52,314)
Interest Expense	(745)	(8,287)	(4,028)	(34,834)
Income Tax Benefit	2,832	2,175	17,075	1,487

Net Loss	$(33,130)	$(343,635)	$(62,303)	$(347,012)

Note 1: The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, goodwill impairment, depreciation and amortization and Newspaper EBITDA as net earnings before corporate and non-operating company expenses, other income net, interest expense, income taxes, goodwill impairment, depreciation and amortization. Neither Consolidated EBITDA nor Newspaper EBITDA is a measure of financial performance under accounting principles generally accepted in the United States. Management uses both measures in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. They are also common alternative measures of performance used by investors, financial analysts, and rating agencies to evaluate financial performance. Neither Consolidated EBITDA nor Newspaper EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP and this non-GAAP measure may not be comparable to similarly titled measures of other companies.